Exhibit 99.1

Zosano Pharma Requests Type A Meeting with the FDA to

Review Resubmission Plans for Qtrypta™ New Drug Application

FREMONT, Calif., January 4, 2021 (GLOBE NEWSWIRE) — Zosano Pharma Corporation (NASDAQ:ZSAN), a clinical-stage biopharmaceutical company, today announced that on December 30, 2020 the company requested a Type A meeting with the U.S. Food and Drug Administration (FDA).

The purpose of the Type A meeting is to receive FDA input on the requirements for the resubmission of the Qtrypta™ (zolmitriptan transdermal microneedle system) 505(b)(2) New Drug Application (NDA) following the Complete Response Letter (CRL) received on October 20, 2020. Qtrypta is Zosano’s proprietary investigational formulation of zolmitriptan delivered utilizing its proprietary transdermal microneedle system developed for the acute treatment of migraine. The NDA included data on a total of 774 subjects across 5 trials who were administered or dosed with Qtrypta.

“We have been working diligently to prepare the meeting package required at the time a Type A meeting request is submitted to FDA. We are sharply focused on the resubmission of the NDA for Qtrypta and have been preparing strategies to address the comments received,” said Steven Lo, President and CEO of Zosano. “We look forward to discussing our proposed plans with the FDA, and we expect that the Type A meeting will provide valuable insight into the agency’s expectations for a resubmission package.”

The FDA typically responds to a sponsor’s request for a Type A meeting, if granted, with a meeting scheduled within 30 days from the receipt of the request.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage biopharmaceutical company focused on developing products where rapid administration of approved molecules with established safety and efficacy profiles may provide substantial benefit to patients, in markets where patients remain underserved by existing therapies. The company’s transdermal microneedle system technology consists of titanium microneedles coated with drug that are designed to enable rapid systemic administration of therapeutics to patients. Zosano’s lead product candidate is Qtrypta™ (M207), which is a proprietary formulation of zolmitriptan designed to be delivered via its transdermal microneedle system technology, as an acute treatment for migraine. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the company’s plan to have a Type A meeting with the FDA and the company’s expectations with respect to the timing of the meeting with the FDA. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause the company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the company’s business in general, see the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The company does not plan to publicly update or revise any forward-looking statements contained in this press release, whether as a result of any new information, future events, changed circumstances, or otherwise, except as required by law.

Zosano Contacts:

Christine Matthews

Chief Financial Officer

510-745-1200

Zosano PR:

Sylvia Wheeler or Alexandra Santos

swheeler@wheelhouselsa.com or asantos@wheelhouselsa.com